UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) November 20, 2006

Excelsior Venture Partners III, LLC

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

000-29665	13-4102528
(Commission File Number)	(IRS Employer Identification No.)

225 High Ridge Road Stamford, CT	06905
(Address of Principal Executive Offices)	(Zip Code)

(203) 352-4400

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

On November 20, 2006, The Charles Schwab Corporation (“Schwab”) announced an agreement to sell U.S. Trust Corporation (“U.S. Trust”), a wholly-owned subsidiary of Schwab, to the Bank of America Corporation (the “Sale”). The Sale of U.S. Trust includes all of U.S. Trust’s subsidiaries, including UST Advisers, Inc., the Registrant’s investment adviser and United States Trust Company of New York, acting through its registered investment advisory division, U.S. Trust - New York Asset Management Division (“U.S. Trust N.Y.”), the Registrant’s subadviser. The Sale is subject to Federal Reserve Board and other regulatory approvals.

UST Advisers, Inc. will continue to serve as the investment adviser to the Registrant after the Sale. U.S. Trust N.Y. will also continue to serve as the subadviser to the Registrant after the Sale. However, due to the change in ownership of UST Advisers, Inc. and U.S. Trust N.Y., the Sale may have the effect of terminating (i) the existing investment advisory agreement between the Registrant and UST Advisers, Inc and (ii) the existing sub-advisory agreement between the Registrant and U.S. Trust N.Y. Accordingly, it is anticipated that the Registrant will enter into a new investment advisory agreement with UST Advisers, Inc. and a new sub-advisory agreement with U.S. Trust N.Y. upon consummation of the Sale (collectively, the “New Advisory Agreements”). The New Advisory Agreements will be subject to the approval of the Board of Managers and the members of the Registrant. The proposed New Advisory Agreements will be submitted to the members of the Registrant for approval late in the first quarter or early in the second quarter of 2007. A proxy statement will be mailed to the members of the Registrant in the first quarter of 2007 that will provide further details with respect to the Sale and the proposed New Advisory Agreements.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Excelsior Venture Partners III, LLC
(Registrant)

Date: November 30, 2006	/s/ Leo P. Grohowski
Leo P. Grohowski
Co-Chief Executive Officer

Date: November 30, 2006	/s/ Raghav V. Nandagopal
Raghav V. Nandagopal
Co-Chief Executive Officer

Date: November 30, 2006	/s/ Robert F. Aufenanger
Robert F. Aufenanger
Treasurer
(Principal Financial Officer)